Exhibit 99.1

Benefitfocus, Inc. 843-981-8898 pr@benefitfocus.com Investor Relations: Patti Leahy 843-981-8899 ir@benefitfocus.com

Benefitfocus Names Barry Libert to Board of Directors

Platform and AI expert brings experience in digital business transformation

Charleston, S.C. – September 15, 2020 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading cloud-based benefits technology platform enabling rapid innovation for employers, health plans and consumers, today announces the appointment of Barry Libert to its board of directors, bringing the total number of Benefitfocus directors to seven. Libert is also a strategic advisor to BuildGroup, a major investor in Benefitfocus, and joins Lanham Napier as BuildGroup’s second board member under the terms of their investment.

“Barry brings a wealth of experience in digital business models, and in particular AI-powered platforms to the Benefitfocus board,” said Mason Holland, executive chairman. “We look forward to his insight and counsel as we continue to expand our platform in delivering, enrolling and communicating benefits and health care solutions for our customers.”

Libert is an expert in digital business models, particularly platforms powered by artificial intelligence (AI). Throughout his career, Libert has served as an advisor to CEOs and boards on how to transform their business models from product to platform, customer to network, and from data to AI, in order to achieve exponential growth and value. Previous clients include Barrack Gold, iRobot, Neiman Marcus and Salesforce. He began his career with McKinsey & Company, is a graduate of Tufts University (Magna Cum Laude) and holds an MBA from Columbia University (Beta Gamma Sigma).

“I am very excited to join the Benefitfocus board and support the acceleration of its business model transformation,” said Libert. “Benefitfocus’ ever-expanding platform of partners and consumers, along with its ability to use AI and data to offer superior value for its customers, can lead to exponential growth for the company. I look forward to being a part of that success.”

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About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire U.S. benefits industry on a single technology platform to protect consumers for life. Our powerful cloud-based software, data-driven insights and thoughtfully-designed services enable employers, insurance brokers, health plans and suppliers to simplify the complexity of benefits administration and deliver health, wealth, property and lifestyle products through a world-class benefits experience. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results or performance might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include:  our ability to compete effectively; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services;  our ability to maintain our culture and recruit and retain qualified personnel;  privacy; security and other risks associated with our business; management of growth; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.